Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

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Avista Corp. Reports Improved Results for the First Quarter of 2008

SPOKANE, Wash. – April 30, 2008, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income of $25.2 million, or $0.47 per diluted share, for the first quarter of 2008, an increase compared to net income of $14.1 million, or $0.26 per diluted share, for the first quarter of 2007. The primary reason for the increase in consolidated results was the net loss from Avista Energy of $7.6 million, or $0.14 per diluted share, for the first quarter of 2007. Avista Utilities had net income of $23.3 million and contributed $0.44 per diluted share, for the first quarter of 2008, an increase from net income of $19.9 million and a contribution of $0.37 per diluted share, for the first quarter of 2007.

“We are pleased with our financial results for the first quarter of 2008. The improvement in our utility earnings was primarily due to the Washington general rate increase implemented at the beginning of the year. Our outlook for the remainder of the year remains positive due in part to current snowpack conditions and our issuance of $250 million of debt to replace high cost maturing debt,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

The following table shows results for the first quarter of 2008 as compared to the first quarter of 2007:

($ in thousands, except per-share data)	Q1 2008	Q1 2007
Operating Revenues	$496,307	$459,187
Income from Operations	$59,061	$38,937
Net Income	$25,231	$14,094
Net Income (Loss) by Business Segment:
Avista Utilities	$23,314	$19,927
Advantage IQ	$1,766	$1,584
Other *	$151	$(7,417)

Contribution to earnings per diluted share by Business Segment:
Avista Utilities	$0.44	$0.37
Advantage IQ	$0.03	$0.03
Other *	$—	$(0.14)
Total earnings per diluted share	$0.47	$0.26

*	Results for Q1 2007 include a net loss from Avista Energy of $7.6 million, or $0.14 per diluted share.

First Quarter of 2008 Highlights

Avista Utilities: Due to colder than normal weather and lower than expected runoff, we absorbed $3.4 million of costs in the first quarter of 2008 under the Energy Recovery Mechanism (ERM) in Washington. In addition to lower than normal hydroelectric generation, fuel and purchased costs were higher than expected to meet increased demand. As a result, our utility earnings were slightly lower than planned for the first quarter of 2008. Based on current snowpack conditions that are well above normal levels, we may have favorable hydroelectric generation conditions during the period May through July of 2008. Actual hydroelectric generation will depend on precipitation, temperatures and other variables during the remainder of the year. It is important to note that the amounts recognized under the ERM can vary significantly from quarter to quarter due to a variety of factors including the level of hydroelectric generation, as well as changes in purchased power and fuel costs.

As approved by the Washington Utilities and Transportation Commission (WUTC) and previously reported, electric rates for our Washington customers increased by 9.4 percent (designed to increase annual revenues by $30.2 million) and natural gas rates increased by 1.7 percent (designed to increase annual revenues by $3.3 million) effective Jan. 1, 2008. As approved by the Public Utility Commission of Oregon in March 2008, natural gas rates for our Oregon customers increased 0.7 percent (designed to increase annual revenues by $0.9 million) effective April 1, 2008 and are expected to increase an additional 1.1 percent (designed to increase annual revenues by an additional $1.4 million) effective Nov. 1, 2008. The Nov. 1, 2008 increase is related to placing into service a natural gas construction project and the allocation of natural gas storage assets to our Oregon operations and may be adjusted downward if actual costs are lower than currently estimated.

We filed requests for increases in electric and natural gas general rates in Washington in March 2008 and in Idaho in April 2008. Any rate adjustments, if approved by the regulatory commissions, would most likely become effective in 2009.

Advantage IQ: Net income from Advantage IQ for the first quarter of 2008 increased as compared to the prior year primarily due to an increase in operating revenues as a result of customer growth, partially offset by a decrease in interest earnings on funds held for customers and increased operating expenses from expanding operations. As a result of the decline in short-term interest rates, net income from Advantage IQ may decrease slightly for the full year of 2008 as compared to 2007. Customer growth and operating efficiencies are expected to be offset by a decrease in Advantage IQ’s interest revenue.

Advantage IQ’s revenues for the first quarter of 2008 increased 14 percent as compared to the prior year and totaled $12.5 million. In the first quarter of 2008, Advantage IQ processed bills totaling $3.4 billion, an increase of 16 percent, as compared to the first quarter of 2007.

Other Businesses: Results from our other businesses improved as compared to the first quarter of 2007 primarily due to the net loss at Avista Energy in the prior year. The remaining activities of Avista Energy are no longer a reportable business segment and are included in “Other” for segment reporting purposes.

Liquidity and Capital Resources: On April 3, 2008, we issued $250 million (net proceeds of $247.5 million before company expenses) of 5.95 percent First Mortgage Bonds due in 2018. The net proceeds from the issuance, together with other available funds, will be used to pay the $273 million of 9.75 percent Unsecured Senior Notes that mature on June 1, 2008.

We are currently planning to issue additional long-term debt during the second half of 2008 to fund other maturing debt, as well as to provide additional funding for capital expenditures and other corporate purposes.

In December 2006, we entered into a sales agency agreement to issue up to 2 million shares of our common stock from time to time. We are currently planning to begin issuing common stock under this sales agency agreement during the second half of 2008.

Utility capital expenditures were $48 million for the first quarter of 2008. We expect utility capital expenditures to be approximately $200 million for the full year of 2008, and over $200 million in each of 2009 and 2010.

Earnings Guidance and Outlook

We are confirming our guidance for 2008 consolidated earnings to be in the range of $1.35 to $1.55 per diluted share. We expect Avista Utilities to contribute in the range of $1.20 to $1.40 per diluted share for 2008. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year. Our guidance for Advantage IQ continues to be a range of $0.10 to $0.12 per diluted share. We expect the other businesses to be between break-even and a loss of $0.03 per diluted share.

NOTE: We will host a conference call with financial analysts and investors on April 30, 2008, at 10:30 a.m. EDT to discuss this news release. The call is available at (866) 202-0886, passcode: 84328415. A replay of the conference call will be available through Wednesday, May 7, 2008. Call (888) 286-8010, passcode 79647041 to listen to the replay. A simultaneous webcast of the call is available on our website, www.avistacorp.com.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides service to 352,000 electric and 311,000 natural gas customers in three Western states. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations, future hydroelectric generation projections and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions and their effect on energy demand and generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; changes in wholesale energy prices that can affect, among other things, cash needed to purchase electricity, natural gas for our retail customers and natural gas fuel for electric generation, and the value of surplus energy sold, as well as the market value of derivative assets and liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers and prices of purchased energy and demand for energy sales; the effect of state and federal regulatory decisions affecting our ability to recover costs and/or earn a reasonable return including, but not limited to, the disallowance of costs that we have deferred; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible retroactive price caps and resulting refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, electric retail wheeling and transmission costs; the ability to relicense and maintain licenses for our hydroelectric generating facilities at cost-effective levels with reasonable terms and conditions; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; unanticipated delays or changes in construction costs, as well as our ability to obtain required operating permits for present or prospective facilities; natural disasters that can disrupt energy production or delivery, as well as the availability and costs of materials and supplies and support services; blackouts or disruptions of interconnected transmission systems; the potential for future terrorist attacks or other malicious acts, particularly with respect to our utility assets; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in future economic conditions in our service territory and the United States in general, including inflation or deflation; changes in industrial, commercial and residential growth and demographic patterns in our service territory; the loss of significant customers and/or suppliers; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; the effect of any change in our credit ratings; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets for our pension plan, which can affect future funding obligations, costs and pension plan liabilities; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, changes in coverage terms and our ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2007. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	First Quarter
	2008	2007
Operating revenues	$496,307	$459,187

Operating expenses:
Resource costs	324,146	307,713
Other operating expenses	65,564	66,177
Depreciation and amortization	22,451	22,365
Utility taxes other than income taxes	25,085	23,995

Total operating expenses	437,246	420,250

Income from operations	59,061	38,937

Other income (expense):
Interest expense, net of capitalized interest	(19,784)	(21,067)
Other income - net	1,043	3,711

Total other income (expense) - net	(18,741)	(17,356)

Income before income taxes	40,320	21,581
Income taxes	15,089	7,487

Net income	$25,231	$14,094

Weighted-average common shares outstanding (thousands), basic	53,020	52,684
Weighted-average common shares outstanding (thousands), diluted	53,382	53,322
Total earnings per common share, basic	$0.48	$0.27

Total earnings per common share, diluted	$0.47	$0.26

Dividends paid per common share	$0.165	$0.145

Issued April 30, 2008

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	March 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$12,986	$11,839
Restricted cash	120	4,068
Accounts and notes receivable	223,725	105,440
Other current assets	201,752	210,838
Total net utility property	2,371,251	2,351,342
Other property and investments	117,321	116,157
Regulatory assets for deferred income taxes	115,984	117,461
Regulatory assets for pensions and other postretirement benefits	49,322	51,006
Other regulatory assets	43,371	43,004
Non-current utility energy commodity derivative assets	73,136	55,313
Power and natural gas deferrals	74,414	85,885
Unamortized debt expense	33,627	32,542
Other deferred charges	5,826	4,902

Total Assets	$3,322,835	$3,189,797

Liabilities and Stockholders’ Equity
Accounts payable	$139,468	$117,546
Current portion of long-term debt	179,700	427,344
Short-term borrowings	29,000	—
Other current liabilities	292,129	218,759
Long-term debt	752,536	521,489
Long-term debt to affiliated trusts	113,403	113,403
Regulatory liability for utility plant retirement costs	210,807	209,357
Pensions and other postretirement benefits	83,709	90,555
Deferred income taxes	440,595	440,918
Other non-current liabilities and deferred credits	142,378	136,460

Total Liabilities	2,383,725	2,275,831

Common stock - net (53,048,994 and 52,909,013 outstanding shares)	727,707	726,933
Retained earnings and accumulated other comprehensive loss	211,403	187,033

Total Stockholders’ Equity	939,110	913,966

Total Liabilities and Stockholders’ Equity	$3,322,835	$3,189,797

Issued April 30, 2008

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	First Quarter
	2008	2007
Avista Utilities
Retail electric revenues	$177,687	$151,860
Retail kWh sales (in millions)	2,497	2,377
Retail electric customers at end of period	352,361	345,907
Wholesale electric revenues	$30,676	$26,308
Wholesale kWh sales (in millions)	311	342
Sales of fuel	$14,578	$8,143
Other electric revenues	$3,296	$3,857
Retail natural gas revenues	$184,333	$177,573
Wholesale natural gas revenues	$58,861	$43,534
Transportation and other natural gas revenues	$2,841	$2,991
Total therms delivered (in thousands)	263,663	246,734
Retail natural gas customers at end of period	311,495	305,821
Income from operations (pre-tax)	$55,800	$50,154
Net income	$23,314	$19,927
Advantage IQ
Revenues	$12,520	$10,999
Income from operations (pre-tax)	$3,005	$2,576
Net income	$1,766	$1,584
Other
Revenues	$11,515	$33,922
Income (loss) from operations (pre-tax)	$256	$(13,793)
Net income (loss)	$151	$(7,417)

Issued April 30, 2008